Exhibit 99.1

AFFILIATED INVESTMENT FUNDS OF GOLDMAN SACHS

COMPLETE SALE OF STAKE IN MRC GLOBAL

Directors Christopher Crampton and Jack Daly resign from Board

Rhys Best named lead independent director

HOUSTON, Nov. 13, 2013 /PRNewswire/ – MRC Global Inc. (NYSE: MRC) announced today that certain investment funds affiliated with Goldman Sachs & Co. (the Goldman Sachs Funds) have completed their sale of 17,489,233 shares of the common stock of MRC Global. Goldman Sachs through the Goldman Sachs Funds was the private equity sponsor of MRC Global beginning with a private investment in 2007. In April 2012, MRC Global became a publicly traded company in an initial public offering (IPO). As a result of the completion of today’s sale of MRC Global shares, the Goldman Sachs Funds no longer have a stake in MRC Global.

“Today marks another major milestone for MRC Global as we have now transitioned fully to a publicly held, New York Stock Exchange listed company,” commented MRC Global chairman, president and CEO Andrew Lane. “Following Goldman Sachs’ block trade, MRC Global now has 97% public shareholders and 3% ownership by executive management. This final step has been our plan ever since our IPO in April 2012. I want to thank Goldman Sachs for their significant contribution to the success of MRC Global, which started with their initial investment in 2007. Goldman Sachs played a pivotal role in shaping the company, guiding us through our transition from 91 years as a U.S.–focused private business to our position today as the largest global distributor of pipe, valves and fittings (PVF) to the energy industry. Goldman Sachs’ private equity investment has led to creating the 451st largest U.S. company on the current Fortune 500 list.”

In connection with the completion of the sale, MRC Global directors, Christopher Crampton and Jack Daly, both Managing Directors of Goldman Sachs, resigned from the Board of Directors of MRC Global. The Board of Directors of MRC Global has reduced the size of the board from 12 to 10 directors.

Mr. Lane stated further, “We greatly appreciate the contributions of both Jack Daly and Christopher Crampton to the success of the company and its IPO. We will miss their leadership.”

The Board of Directors of MRC Global named Rhys J. Best as lead director. Mr. Best, who has been a director since 2007, has served as chairman of both the Governance and Compensation Committees of the Board and has also served on the Audit Committee. Mr. Best served as chairman and CEO of Lone Star Technologies Inc. until 2007.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Contacts:
James E. Braun, Executive Vice President and Chief Financial Officer	Monica Schafer, Vice President Investor Relations
Jim.Braun@mrcglobal.com	Monica.Schafer@mrcglobal.com
832-308-2845	832-308-2847

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